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                                          EXHIBIT 11
                                        SUNAMERICA INC.
                        STATEMENT RE COMPUTATION OF PER SHARE EARNINGS
               For the three months and six months ended March 31, 1996 and 1995
                           (In thousands, except per-share amounts)
                                                    Three months             Six months
                                                --------------------    --------------------
                                                    1996        1995        1996        1995
                                                --------    --------    --------    --------
Average number of common and common stock
  equivalent shares outstanding during
  the period:
    Common Stock issued and outstanding at
      beginning of period                         54,540      54,230      54,415      53,705
    Average number of common shares issued
      upon exercise of employee stock options
      or under other employee stock plans             12          16         108         438
    Average number of common stock equivalent
      shares arising from outstanding employee
      stock options                                2,299       1,350       2,219       1,290
    Average number of common shares issuable
      upon conversion of convertible preferred
      stock:
        Series D Mandatory Conversion
          Premium Dividend Preferred Stock            55       7,505       2,584       7,505
        Series E Mandatory Conversion
          Premium Dividend Preferred Stock         6,000          --       5,000          --
    Average number of shares issued upon
      redemption of Series D Depositary
      Shares on January 2, 1996                    5,058          --       2,529          --
                                                --------    --------    --------    --------
  Average number of common and common stock
    equivalent shares outstanding during
    the period                                    67,964      63,101      66,855      62,938
                                                ========    ========    ========    ========
Earnings applicable to common stock:
  Net income                                    $ 68,241    $ 47,354    $133,027    $ 92,488
  Less preferred dividend requirements other
    than those related to convertible issues:
      9-1/4% Preferred Stock, Series B            (2,031)     (3,249)     (4,062)     (6,498)
      SunAmerica Adjustable Rate Cumulative
        Preferred Stock, Series C                   (852)       (925)     (1,704)     (1,815)
                                                --------    --------    --------    --------
  Net earnings applicable to common stock       $ 65,358    $ 43,180    $127,261    $ 84,175
                                                ========    ========    ========    ========
Net earnings per common and common
  equivalent share:                             $   0.96    $   0.68    $   1.90    $   1.34
                                                ========    ========    ========    ========
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